Exhibit 6.3

Member Name: Blockstack Token LLC.

October 6th, 2017

LICENSE AGREEMENT TO OCCUPY SHARED OFFICE SPACE

Parties

This License (the “License”) is made and entered into on October 5th, 2017 by and between:

WorkSocial.com LLC (Hereinafter referred to as “Licensee”)
A New Jersey Limited Liability Company. With an address:
111 Town Square Place, Suite #1203, Jersey City, NJ 07310. AND
Blockstack, Token LLC (Hereinafter referred to as “Licensee”)
A Company. Formed Under the Laws of the State of Delaware.
With an address of service at:
37 Great Jones St. Floor 2, New York City, NY, 10012

DECLARATION

This is a legally binding document.  The signors of this agreement declare that they have authority and authorization to sign this License Agreement on behalf of the Licensee.

DEMISED PREMISES

This License Agreement is for premises located at:

111 Town Square Place, Suite #1203, Jersey City, NJ 07310 (Hereinafter referred to as “Premises” in this agreement)

WITNESSETH

Licensor has heretofore entered into a certain lease agreement dated December 4, 2015.  The Lease Agreement is also referred to as the “Prime Agreement”.

a.                                      The Licensee desires to License a portion of the Premises from Licensor.

b.                                      NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Licensor and the Licensee, the Licensor and the Licensee do hereby agree as follows:

1.                                      License of Licensed Premises:

Licensor hereby licenses to Licensee certain space hereinafter described (the “Licensed Premises”) subject to the Prime Agreement.  Licensee has inspected the Licensed Premises, and agrees to accept the same “as is” without any prior and future agreements, representations, events, understandings or obligations on the part of Licensor, or any other party or events, including the performance of any action, alterations, repairs and/or improvements.

License Term

The term of this License shall commence on October 9th, 2017 (the “Commencement Date”), at which time the Licensor shall deliver possession of the Licensed Premises to Licensee.

Subject to the term of the Prime Lease and the absence of a Termination Date, the term of the license shall end 60 days after Licensee or Licensor gives written notice to end the license, in the manner set forth in this agreement (See Section 6).  If the licensee is in a financial default, the licensee will not have the right to terminate this license agreement without curing such financial default.

If in the event Licensor is unable to deliver possession of the Licensed Premises to Licensee by the Commencement Date for any reason, Licensor, its agents and employees, shall not be liable or responsible for any claims, damages or liabilities arising in connection therewith or by reason thereof.  In such instance, the Licensee and Licensor shall be excused or released from this License or shall agree to a new commencement date in writing.

2.                                      License Fees

a)                                     Monthly Rental Terms

As a member, A Licensee has the right to license space on a monthly basis.  Payments for monthly license fees of $500 are due in full and prior to commencement of the monthly license term.

All fees and other charges are due in full and without offset.  Disputes to license fees must be presented in writing to your designated community manager.  All fee disputes will be handled within 60-days.

Membership fees are non-refundable.  Membership fees are due and payable in advance each month.  In the event payments are not made timely, Licensee shall be responsible for a late charge assessment of 5% per month to Licensor.  Such obligations shall be in addition to any other rights Licensor enforce as a result of Licensee’s default in timely payment of license fees.  This includes legal fees.

A fee of $100 will be assessed for returned or unpaid payments.

3.                                      Terms of Use

The Licensee shall use and occupy the Licensed Premises as office space only.

4.                                      Incorporation and Deletion of Certain Prime Lease Provisions:

Except as may be inconsistent with other terms of this License (which terms shall control in the event of a conflict), it is hereby understood and agreed between Licensor and Licensee that all terms and conditions of the Prime Lease between the Licensor and the Landlord shall be incorporated by reference into this License.  It is further understood that the Licensee’s rights shall at all times be subordinate and subject to the provisions of the Prime Lease.  The foregoing notwithstanding, it is understood that Licensor shall have no obligation to provide (and Licensee shall have no right to receive) any of the services, or any other entitlements afforded Licensor in the Prime Lease, but such services, or other entitlements may be fully provided by the Landlord or by its transferees or assigns if arranged for by Licensee and agreed upon by Landlord.  Licensor shall use reasonable efforts to secure performance by Landlord of the Landlord obligations under the Prime Lease if they affect the Licensed Premises.  The sole responsibility of Licensor to Licensee shall be its obligations as set forth in this License.

In the event that the Prime Lease shall be cancelled or terminated for any reason, this License shall be cancelled and/or terminated simultaneously therewith.  Licensor agrees that Licensor shall not perform any acts that would constitute a breach of the terms and conditions of the Prime Lease.

5.                                      Notices

All notices required or permitted to be given hereunder shall be in writing and shall be effective either upon personal delivery (against written receipt), one (1) day after delivery to a nationally-recognized overnight courier (e.g. Federal Express) for next-day delivery or three (3) days after deposit in the United States mail, by certified mail, return receipt requested, addressed to the parties as follows, or at such address as a party may hereafter designate by notice to the others.

If to Licensor:                                                                                           111 Town Square Place, #1203 Jersey City, NJ 07310

If to Licensee:                                                                                          37 Great Jones St. Floor 2, New York City, NY, 10012

6.                                      Compliance with Laws

Licensee shall comply with the requirements of all applicable laws, rules and regulations to the extent they apply to Licensee’s use and occupancy of the Licensed Premises.

7.                                      Indemnification

Licensee agrees to indemnify, defend and save harmless Licensor from and against any and all claims arising from occupancy, conduct, operation or use of the Licensed Premises by Licensee or arising from any breach or uncured default on the part of Licensee in the performance of any covenant or agreement on the part of Licensee to be performed pursuant to the terms of this License or which violates the terms of the Prime Lease, or under the provisions of any law, ordinance or regulation of any federal, state, municipal or other authority, or arising from any act, neglect or negligence of Licensee, or its agents, contractors, servants, employees, or Licensees, or arising from any accident, injury or damage whatsoever caused to any person, firm or corporation, occurring during the term of this License, and from and against all costs, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon (including, without limitation, the reasonable fees of attorneys, investigators and experts); and if any action or proceeding be brought against Licensor by reason of any such claim, Licensee upon notice from Licensor shall, at Licensee’s sole cost and expense, resist or defend such action or proceeding or cause it to be resisted or defended.

8.                                      Quiet Possession

As of the commencement date hereof, Licensor grants Licensee, subject to the Prime Lease, quiet possession of the Licensed Premises, which shall continue during the term of this License.

9.                                      Binding Effect

This License Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.  This agreement will be the governing document and supersedes all prior agreements and writings.

10.                               Amendments in Writing

This License Agreement may not be modified verbally or by email.  Any changes to this agreement require a written modification signed to and agreed to by both parties.  This agreement represents a final agreement between Licensee and Licensor.  This constitutes the entire agreement between the parties; any additional amendment or modification of the terms thereto shall not be effective unless made in writing and attached to the original hereof and executed by all parties.

This Agreement shall be binding upon the successors, assigns and heirs of the respective parties.

11.                               Amenities and Terms of Service and Use

•                  AV equipment in conference rooms

•                  Conference call capabilities

•                  Common Areas and bathrooms

•                  Kitchen area with refrigerator

•                  Coffee & Drinking Water

•                  Conference rooms with table and seating for up to 10 people.

•                  Conference Rooms will be Equipped with a white board

•                  Conference rooms must be reserved in advance.  If a member uses Conference Space without a booking a charge of $100/hour will be assessed.  This booking charge is due immediately.

•                  Conference Rooms are booked on a first come, first served basis.

This License Agreement for monthly includes one (1) hours of conference room space per month.  Unused conference does not roll over into the next month; there will a fee of $55 / hour above that for reserved use.

Daily Rental Agreements do not qualify for any free conference room time.

Mailing address and mail slots are available with Monthly Rental and Membership only, there is no additional charge for this.

12.                               WorkSocial Member Code of Conduct

At WorkSocial / 111 TSP we want to ensure that all our members can get the best out of the experience of the shared workspace, and enjoy a stimulating, high productivity setting.  To do this, we need the help of every member, and therefore ask you to be considerate of those around you and to take care of the space.

We understand that we are Stewards and Not Tenants.  Remember to leave the space better than you find it.  If you move things around, please return them to the original location.  Maintaining a clean and pleasant environment will make the use of the 111 TSP more enjoyable and productive.  As this is a multi-user environment, be mindful in your use and reservation of the conference rooms and other amenities to ensure that everyone can benefit from their use.

Noise levels

•                  Keep computer volume at a mute setting or use headphones

•                  Maintain your cell phone on vibrate.  Please try to take calls in a conference room or in the building’s main lobby.  While we encourage walking, talking on the cell phone and pacing the hallways of the space is not permitted.

•                  If you need to talk to someone, please do so in a volume that is conducive to a one-on-one conversation.

•                  Impromptu discussions between three or more individuals should also be conducted away from individuals that are not partaking in the discussion.

Privacy

•                  Please respect people’s privacy.  Seating in the shared space is a private zone for the individual who occupies the space.

•                  collaboration among members is highly encouraged, but violations of privacy, personal space, virtual space, and intellectual property are strictly prohibited.

Guests

Guests are permitted only when accompanied by a member and for the purpose of conducting business with that member.  Guests are the responsibility of the member whom they are accompanying.  No children under the age of 11 are allowed.  Open houses and networking events are not permitted without licensor consent.

CoWorking and Shared Office Spaces draws in a variety of people with different backgrounds, experiences, and expertise.

Enjoy and embrace these differences, by showing respect to the people around you.  Guests are not permitted after 7 PM.

Guests must be registered at the front desk.

13.                               Governing Law

This License shall be governed by and construed in accordance with the laws of the State of New Jersey.

14.                               Default by Licensee

a.                                      If Licensee shall be in default in fulfilling any of the covenants and agreements of this License other than the covenants for the payment of license fees or if the Licensed Premises become vacant or deserted.  Licensor may give Licensee fifteen days’ written notice of intention to end the term of this License and thereupon, at the expiration of said fifteen days, if said default continues to exist, this License shall immediately expire as fully and completely as if on that day herein definitely fixed for the expiration of the term, and Licensee will then quit and surrender the Licensed Premises to Licensor, but Licensee shall remain liable as hereinafter provided.

b.                                      If the notice provided for in (a) above shall have been given, and the term shall expire as aforesaid; or (b) if Licensee shall default in the payment of the license fees reserved herein or any item of charges herein mentioned or any part of either or in making any other payment herein provided; or (i) if any execution or attachment shall be issued against Licensee or any of Licensee’s property whereupon the Licensed Premises shall be taken or occupied or attempted to be taken or occupied by someone other than Licensee or(ii) if Licensee shall default with respect to any Prime Lease provision which shall remain uncured beyond the applicable cure period, this License shall immediately expire as fully and completely as if on that day herein definitely fixed for the expiration of the term, and Licensee will then quit and surrender the Licensed Premises to Licensor, but Licensee shall remain liable as hereinafter provided.

15.                               No Assignment or Sublicensing

Licensee shall have no right to Assign this Agreement or License the Licensed Premises (or any portion thereof) or permit the occupancy of the Licensed Premises by any other person or entity under any circumstances.

16.                               Unlawful or Prohibited Use

As a condition of your membership the WorkSocial, you will not use the WorkSocial for any purpose that is unlawful or prohibited by these terms, conditions and notices.  You may not use the WorkSocial name in any manner that could damage, disable, overburden, or impair the WorkSocial brand, technology, or the network(s) connected to any WorkSocial server or otherwise, or interfere with any other member’s use or otherwise.

17.                               WorkSocial Property: Respect of our investment

As a condition of your membership License and member agree to the following:

1.              If any damage is sustained to any of the furnishing, equipment, attachments and improvements, a replacement charge plus $400 service fee will be assessed on the licensee without notice

2.              Damages sustained to any of the workstations will result in a $4,750 charge

3.              Damages sustained to any of the office chairs will result in a $1,250 charge

4.              Every monthly member has the right to get a key-fob that will open the main door.  If this key-fob is lost/ damaged or misplaced, a $75 will be charged.  (See section for other costs and charges)

18.                               Alterations and Improvements

Licensee shall not make any alterations, repairs or improvements to the premises for any reason.

19.                               Insurance for monthly members

Licensee and Licensor shall, each at their own expense, maintain a policy or policies of general liability and other insurance with respect to the respective activities of each in the Building and Premises.  Licensee shall obtain such policy at the time of execution of this agreement.  Licensor shall not be required to maintain insurance against the contents held by the Licensee within the Leased Premises or the Building.

20.                               Utilities

Utilities are the responsibility of Licensor.  The Licensee will not be liable or billed for standard use of utilities.

21.                               Air Conditioning

The licensee understands and accepts that the air-conditioning is turned down by the landlord to a lower capacity of air after 5:45 PM on weekdays.  Licensor has no control over the flow of air.

22.                               Waiver

Both parties waive their right to redemption or relief under the doctrine of waiver.

If either party fails to require or enforce compliance to the terms of this agreement, or to exercise any right provided here in, said right will not be deemed as a waiver of such compliance or right.  Acceptance or payment of License fees will not be deemed as a waiver of any default regardless either parties knowledge.

23.                               Disaster Mode and Authorized Access

As a condition of your membership the WorkSocial, you will not have access to premises for any purpose if Landlord is operating in disaster recovery mode.  Separate Disaster Recovery and workspace access is required.  WorkSocial will provide you with a separate rider for this service.

You may not attempt to gain unauthorized access to any Services, or accounts, computer systems or networks connected to any WorkSocial servers or to any of the services, through hacking, password mining or any other means.  You may not obtain or attempt to obtain any materials or information through any means not intentionally made available through the Services.  You represent and warrant that your participation or use of the Services will not conflict with or result in any breach of any license, contract, agreement or other instrument or obligation to which you are a party.  You will be liable to the WorkSocial for all damages or harm suffered by the WorkSocial as a result of your violation of this section.

WITNESS WHEREOF, the parties hereto have executed this License as of the date first above written.

LICENSEE: Blockstack Token LLC.

LICENSOR: WorkSocial.com LLC
By: Natasha Mohan	By: Ryan Shea
as CEO Worksocial.com, LLC	as Authorized Signatory